UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                    The Spartan Stores, Inc. 2009 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, on Wednesday, August 12, 2009, at 10:00 a.m., local time. At the Annual Meeting, among other items, shareholders will be asked to approve amendment of the Company's Stock Incentive Plan of 2005 (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan from 1,200,000 to 2,200,000.

                    On July 31, 2009, the Compensation Committee of the Board of Directors of Spartan Stores, Inc. approved a modification to the definition of the term "Change in Control" in the Plan that will, with respect to future grants under the Plan, provide that a Change in Control shall occur upon the consummation and effective time of a merger, reorganization, sale of assets or similar transaction. The prior definition provided that a Change in Control shall occur upon shareholder approval of such a transaction. This modification is conditioned on the approval of the amendment to the Plan. A copy of the Compensation Committee's determination approving the modification is attached to an exhibit to the Company's Current Report on Form 8-K filed August 3, 2009 and is incorporated herein by reference.

                    A copy of the Plan and the proposed amendment to be voted upon is available in the Company's Proxy Statement dated June 26, 2009.